Issuer Free Writing Prospectus dated August 7, 2013

(To Preliminary Prospectus Supplement dated August 5, 2013)

Filed Pursuant to Rule 433

Registration Statement Nos. 333-176700 and 333-190364

XPO Logistics, Inc.

$220,539,114

9,694,027 Shares of Common Stock

Issuer:	XPO Logistics, Inc.

Symbol / Listing:	XPO (NYSE)

Size:	$220,539,114

Total shares offered:	9,694,027 shares of common stock (pre-Underwriters’ option)

Underwriters’ option:	1,454,104 shares of common stock

Price to public:	$22.75 per share

Trade date:	August 8, 2013

Closing date:	August 13, 2012

CUSIP:	983793100

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Deutsche Bank Securities Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Oppenheimer & Co. Inc. Raymond James & Associates, Inc. Avondale Partners, LLC

Stabilizing Transactions:	Prior to purchasing the shares of common stock being offered pursuant to the preliminary prospectus supplement, on August 7, 2013, one of the underwriters purchased, on behalf of the syndicate, 3,645 shares of common stock at an average price of $23.1495 per share in stabilizing transactions.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the SEC for the public offering of shares of common stock to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by contacting: Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com, Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014-4606, or by telephone at (866) 718-1649 (toll free), or by email at prospectus@morganstanley.com or Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at (800) 503-4611, or by email at prospectus.cpdg@db.com.